Exhibit 10.1
STOCK PURCHASE AGREEMENT

BY AND AMONG

ASTEC INDUSTRIES, INC.

PETERSON, INC.

A. NEIL PETERSON

AND THE OTHER SHAREHOLDERS

OF

PETERSON, INC.

DATED AS OF MAY 31, 2007

ARTICLE 1  DEFINITIONS
ARTICLE 2  SALE AND TRANSFER OF STOCK; CLOSING; AGREEMENTS
2.1           Stock.
2.3           Closing.
2.4           Closing Obligations.
2.5           Purchase Price Adjustment.
2.6           Non-Competition Obligations of the Sellers.
2.7           Tax Covenants.
2.8           Sellers’ Cooperation.
2.9           Conditional Earn-Out.
2.10           Release of Company by Sellers.
2.11           Certain Employment Matters.
2.12           Excluded Assets.
2.13           Purchase of Certain Assets from Dale Peterson.
ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF SELLERS
3.1           Organization and Good Standing.
3.2           Authority; No Conflict.
3.3           Capitalization.
3.4           Financial Statements.
3.5           Books and Records.
3.6           Title to Properties; Encumbrances.
3.7           Ownership of Assets; Condition and Sufficiency of Assets.
3.8           Accounts Receivable and Inventory.
3.9           Accounts Payable.
3.10           No Undisclosed Liabilities.
3.11           Taxes.
3.12           No Material Adverse Change.
3.13           Employees and Employee Benefit Plans.
3.14           Compliance With Legal Requirements; Governmental Authorizations.
3.15           Legal Proceedings; Orders.
3.16           Absence of Certain Changes and Events.
3.17           Contracts; No Defaults.
3.18           Insurance.
3.19           Environmental Matters.
3.20           Employees.
3.21           Labor Relations; Compliance.
3.22           Intellectual Property & Intangible Assets.
3.23           Certain Payments.
3.24           Disclosure.
3.25           Relations with Related Persons.
3.26           Brokers or Finders.
ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF BUYER
4.1           Organization and Good Standing.
4.2           Authority; No Conflict.
4.3           Certain Proceedings.
4.4           Brokers or Finders.
ARTICLE 5  COVENANTS OF SELLERS AND THE COMPANY PRIOR TO CLOSING DATE
5.1           Required Approvals.
5.2           Company’s and Sellers’ Approval.
5.3           Current Information.
5.4           No Negotiation.
5.5           Operations Prior to Closing Date.
5.6           Miscellaneous Agreements and Consents.
5.7           Access and Investigation; Deliveries.
5.8           Notification.
ARTICLE 6  COVENANTS OF BUYER PRIOR TO CLOSING DATE
ARTICLE 7  CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
7.1           Accuracy of Representations.
7.2           Performance.
7.3           Consents.
7.4           Additional Documents; Due Diligence Investigation; Certain Payables.
7.5           No Proceedings.
7.6           No Claim Regarding Stock Ownership or Sale Proceeds.
ARTICLE 8  CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE
8.1           Accuracy of Representations.
8.2           Buyer’s Performance.
8.3           Consents.
8.4           Additional Documents.
8.5           No Injunction.
ARTICLE 9  TERMINATION
9.1           Termination Events.
9.2           Effect of Termination.
ARTICLE 10  INDEMNIFICATION; REMEDIES
10.1           Survival; Right to Indemnification Not Affected By Knowledge.
10.2           Indemnification and Payment of Damages by Sellers.
10.3           Indemnification and Payment of Damages by Buyer.
10.4           Indemnity Limitations—Sellers.
10.5           Indemnity Limitations—Buyer.
10.6           Procedure for Indemnification—Third Party Claims.
10.7           Procedure for Indemnification—Other Claims.
10.8           Treatment of Indemnification Payment.
ARTICLE 11  GENERAL PROVISIONS
11.1           Expenses.
11.2           Confidentiality/Public Announcement.
11.3           Notices.
11.4           Jurisdiction.
11.5           Further Assurances.
11.6           Waiver.
11.7           Entire Agreement and Modification.
11.8           Assignments, Successors, And No Third-Party Rights.
11.9           Severability.
11.10               Sellers’ Representative.
11.11               Section Headings; Construction.
11.12               Governing Law.
11.13               Counterparts.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made and entered into as of May 31, 2007, by and among ASTEC INDUSTRIES, INC., a Tennessee corporation (“Buyer”), A. NEIL PETERSON, individually and as the Sellers' Representative, a resident of Oregon ("Neil Peterson"), the shareholders listed in Schedule 3.1(a), ("Shareholders") and PETERSON, INC., an Oregon corporation (the “Company”). Neil Peterson and the other Shareholders are referred to collectively herein as “Sellers.”

RECITALS

The Company designs, engineers, manufactures, sells, and services wood chippers, horizontal recyclers, blower trucks, and related parts and equipment (the "Business").

Sellers own all of the shares of the capital stock of Company (the “Stock”).

Sellers desire to sell, and Buyer desires to purchase, the Stock for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“2004 Balance Sheet”—as defined in Section 3.4.

 “2005 Balance Sheet”—as defined in Section 3.4.

 “2006 Balance Sheet”—as defined in Section 3.4.

“2008 Target” —as defined in Section 2.9(a).

“2009 Target” —as defined in Section 2.9(b).

 “Agreement”—this Stock Purchase Agreement.

“April 28, 2007 Balance Sheet”—as defined in Section 2.5.

“Balance Sheets”—as defined in Section 3.4.

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible;
provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Business" —as defined in the recitals of this Agreement.

“Buyer”—as defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons”—as defined in Section 10.2.

 “Buyer’s Advisors”—as defined in Section 5.7.

“Buyer’s Closing Certificate”—as defined in Section 2.4(b).

“Buyer’s Closing Documents”—as defined in Section 4.2.

“Cash Payment”—as defined in Section 2.4(b).

“Closing”—as defined in Section 2.3.

”Closing Balance Sheet"—as defined in Section 2.2.

“Closing Date”— as defined in Section 2.3.

“Company”—Peterson Inc., an Oregon corporation, together with its wholly-owned subsidiary, Peterson Pacific Corp., an Oregon corporation.

“Company Contract”—any Contract presently in effect, (a) under which the Company has or may acquire any rights, or (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound, or (d) to which a Seller is a party that relates to or may affect the business of, or any of the assets owned or used by, the Company.

"Company Indebtedness"—as defined in Section 3.4(d).

“Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:

(a)           the sale by Sellers to Buyer and the purchase by Buyer from Sellers of the Stock;

(b)           the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement;

(c)           Buyer’s acquisition and ownership of the Stock and exercise of control over the Company; and

(d)           the performance (including performance by Persons who are not parties hereto) or occurrence of the actions, transactions, events or obligations necessary to satisfy the conditions set forth in Sections 7 and 8 hereof.

“Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Copyrights”—as defined in Section 3.22(a)(iii).

“Dale Peterson Assets”—as defined in Section 2.13.

“Damages”—as defined in Section 10.2.

"EBIT"—Earnings before interest and taxes determined in accordance with GAAP.

“Effective Time”—12:01 a.m. of the first business day following the Closing Date.

“Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities”—any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(e)           any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and  regulation of chemical substances or products);

(f)           fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

    (g)           financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(h)           any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law”—any Legal Requirement that requires or relates to:

(a)           advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)           preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)           reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)           assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)           protecting resources, species, or ecological amenities;

(f)           reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)           cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)           making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA”—the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate”—as defined in Section 3.13(h).

     “Escrow Agreement” —as defined in Section 2.4(b)(i).

"Escrow Amount"– as defined in Section 2.4(b)(i)

“Excluded Assets” —as defined in Section 2.11.

“Financial Statements”—as defined in Section 3.4.

“GAAP”—generally accepted United States accounting principles, applied on a consistent basis.

“Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”—any:

(a)           nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)           federal, state, local, municipal, foreign, or other government;

(c)           governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from a property or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off a property, or that may affect the value of a property of the Company.

“Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indebtedness” —as defined in Section 3.4(c).

“Indemnified Person”—a Buyer Indemnified Person and/or a Seller’s Indemnified Person, as the context shall apply.

“Intellectual Property Assets”—as defined in Section 3.22.

      “IRC”—the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter; provided, however, that a Seller and the Company will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has since July 1, 2004 served, as a director or officer of the Company has, or at any time had, actual knowledge of such fact or other matter.

“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability”—means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Marks”—as defined in Section 3.22(a)(i).

“Material Adverse Effect”—a material adverse effect on the financial condition, business relationships or economic prospects of the Company.

“Modification Notice”—as defined in Section 5.8.

“Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)           such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b)           such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

“Organizational Documents” — (a) the charter or articles or certificate of incorporation and the bylaws of a corporation; (b) the articles or certification of formation or organization of a limited liability company and the operating agreement or equivalent of a limited liability company agreement; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Owned Assets”—as defined in Section 3.7(a).

“Patents”—as defined in Section 3.22(a)(ii).

“Pension Plan”—as defined in Section 3.13.

“Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Plan or Plans”—as defined in Section 3.13.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Property Interest” or “Property Interests”—as defined in Section 3.19(a).

“Proprietary Rights Agreement”—as defined in Section 3.20(b).

“Purchase Price”—as defined in Section 2.2.

“Purchase Price Adjustment”—as defined in Section 2.5.

“Related Person”—with respect to a particular individual:

(a)           each other member of such individual’s Family;

(b)           any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)           any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)           any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)           any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

      (b)           any Person that holds a Material Interest in such specified Person;

(c)           each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)           any Person in which such specified Person holds a Material Interest;

(e)           any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)           any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the 1934 Act and Regulations of voting securities or other voting interests representing at least 5% (five percent) of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% (five percent) of the outstanding equity securities or equity interests in a Person.

“Release”—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act”—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Sellers”— Shall be all The Shareholders as listed in Schedule 3.1(a).

 “Sellers’ Closing Certificate”—as defined in Section 2.4(a).

“Sellers’ Closing Documents”—as defined in Section 3.2(a).

"Sellers' Indemnified Persons"– as defined in Section 10.3.

“Sellers’ Representative”—A. Neil Peterson.

"Shareholder" – as defined in Section 3.1(a).

“Stock”—as defined in the Recitals of this Agreement and in Section 2.1(b).

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power  to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.

“Threat of Release”—a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"Total Stockholder Equity"—as used in the Balance Sheets.

“Trade Secrets”—as defined in Section 3.22(a)(v).

ARTICLE 2

SALE AND TRANSFER OF STOCK; CLOSING; AGREEMENTS

2.1           Stock.

(a)           Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Stock to Buyer, and Buyer will purchase the Stock from Sellers.

(b)           Upon notice to Sellers' Representative on or before June 15, 2007, Sellers and the Company shall take all steps and file all documents necessary to merge Peterson, Inc. with and into its wholly-owned subsidiary, Peterson Pacific Corp., with Peterson Pacific Corp. as the surviving corporation, effective as of the end of the day on June 30, 2007.  Such merger documents shall be subject to pre-approval by Buyer and shall conform in all respects to Oregon law.  In the event such merger is directed by Buyer, the term "Stock" in this Agreement shall refer as necessary to the capital stock of Peterson Pacific Corp., the term "Company" shall refer as necessary to Peterson Pacific Corp., and this Agreement shall have the same effect with respect to the Stock of Peterson Pacific Corp. as it shall have in respect to the Stock of Peterson, Inc. in the absence of such merger.

2.2           Purchase Price.

The total purchase price (the "Purchase Price") is based upon the Company's 2006 Financial Statements and shall be Twenty-seven Million Dollars ($27,000,000.00) minus the Company Indebtedness reflected on the 2006 Balance Sheet, as further adjusted in accordance with Section 2.5 and other applicable provisions of this Agreement.

2.3           Closing.

Unless this Agreement is terminated in accordance with Section 9 hereof, the purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Luvaas Cobb, counsel to the Sellers, in Eugene, Oregon on or about July 31, 2007, at 10:00 a.m. (local time), to be effective as of July 1, 2007 (the "Closing Date"), or at such other time and place as the Buyer and Sellers’ Representative may agree.

Subject to the provisions of Section 9, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4           Closing Obligations.

At the Closing:

(a)           Sellers will deliver to Buyer:

(i)           certificates representing the Stock, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank, for transfer to Buyer;

(ii)           The written resignation, effective as of the Closing, of the officers and directors of the Company; and

(iii)           a certificate executed by the Sellers representing and warranting to Buyer that each of Sellers’ representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any Modification Notices) (the “Sellers’ Closing Certificate”);

(b)           Buyer will deliver to Sellers:

(i)           a cash payment by wire transfer in immediately available funds to an account specified by the Sellers’ Representative in an amount equal to the Purchase Price as adjusted according to Section 2.5, minus the sum of One Million Dollars ($1,000,000) (the "Escrow Amount") that shall be paid into an escrow account pursuant to the escrow agreement attached hereto as Exhibit 2.4(b)(i) (the “Escrow Agreement”).  The total amount paid pursuant to this Section 2.4(b)(i) shall be the "Cash Payment."

(ii)           a certificate executed by Buyer to the effect that each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (the “Buyer’s Closing Certificate”);

(c)           From funds advanced at the Closing by Buyer, the Company shall deliver to each of the holders of Company Indebtedness an amount equal to the Company Indebtedness held by such holder.

2.5           Purchase Price Adjustment.

(a)           Seller has prepared and delivered to Buyer a balance sheet of the Company as of April 28, 2007 (the "April 28, 2007 Balance Sheet").  The parties acknowledge and agree that the April 28, 2007 Balance Sheet, including certain agreed upon adjustments, fairly presents the items listed thereon as of April 28, 2007 on a basis consistent with GAAP, and reflects the results of a physical inventory taken by Sellers immediately prior to April 28, 2007 with Buyer and its internal and external auditors and other Representatives having had the opportunity to observe such physical inventory and review all ledgers and supporting information, and having had full access after delivery to review the April 28, 2007 Balance Sheet and make any objections to Sellers.

(b)           During the period through June 30, 2007, Sellers and the Company shall conduct the financial and accounting operations of the Company in accordance with Company's financial and accounting practices and procedures and on a basis consistent with GAAP.  During June, 2007 Buyer shall provide on-site training to Company accounting personnel at mutually convenient times and dates to assist the Company and its personnel in adopting Buyer's procedures and practices.

(c)           Seller shall prepare and deliver to Buyer and Company’s independent C.P.A. a balance sheet of the Company as of June 30, 2007 (the "Closing Balance Sheet") on or before July 9, 2007.  The Closing Balance as reviewed by the C.P.A. shall be delivered to the Buyer no later than July 19, 2007.  The Closing Balance Sheet shall fairly present the items listed thereon as of June 30, 2007 on a basis consistent with GAAP and consistent with the agreed upon adjustments to the April 28, 2007 Balance Sheet.  Buyer and its internal and external auditors and other Representatives shall have full access after delivery of the Closing Balance Sheet to review it and make any objections in writing to Sellers.  Any objections shall be delivered to Seller’s Representative as soon as possible, but no later than July 30, 2007.  Any such objections shall be resolved by Buyer and Sellers in consultation with Buyer's Chief Financial Officer, internal and external auditors, and other Representatives.

(d)           The Closing Balance Sheet shall reflect as assets, at cost, certain processing equipment purchased by the Company on the recommendation and with the approval of Buyer, and shall also reflect the additional Indebtedness incurred by the Company in order to purchase such equipment.

(e)           In the event Total Stockholders' Equity as shown on the Closing Balance Sheet is less than Eleven Million Seven Hundred Thirty-nine Thousand Three Hundred Ninety Dollars ($11,739,390) (which was the Total Stockholders' Equity as of June 30, 2006), the Purchase Price shall be reduced dollar-for-dollar by the amount by which such Total Stockholders' Equity is less than Eleven Million Seven Hundred Thirty-nine Thousand Three Hundred Ninety Dollars ($11,739,390).

(f)           In the event Total Stockholders' Equity as shown on the Closing Balance Sheet exceeds Eleven Million Seven Hundred Thirty-nine Thousand Three Hundred Ninety Dollars ($11,739,390), the Purchase Price shall be increased dollar-for-dollar by the amount by which such Total Stockholders' Equity exceeds Eleven Million Seven Hundred Thirty-nine Thousand Three Hundred Ninety Dollars ($11,739,390).

(g)           Upon termination of the Escrow Agreement in accordance with its terms, any portion of the Escrow Amount which is returned to Buyer pursuant to the terms of the Escrow Agreement shall be accounted for by Buyer and the Company as a Post-Closing downward adjustment of the Purchase Price.

(h)           The sum of the adjustments made pursuant to this Section 2.5 shall be known as the "Purchase Price Adjustment."

2.6           Non-Competition Obligations of the Sellers.

As an inducement for Buyer to enter into this Agreement and as additional consideration for the consideration to be paid to the Sellers hereunder, the Sellers agree that:

(a)           For a period of five (5) years following the Closing, no Seller shall anywhere, directly or indirectly (through affiliates or otherwise), invest in, own, manage, operate, finance, franchise, control, advise, be an officer, agent or employee of, or consultant to, or otherwise render services to, or guarantee the obligations of, any Person (other than Buyer or the Company) engaged in, or have any significant financial interest in, (i) the Business or any part of the Business; or (ii) any business engaged in the same or substantially similar activities as the Company, or any Subsidiary, as of the Closing Date.

(b)           For a period of five (5) years following the Closing, no Seller shall, directly or indirectly (through affiliates or otherwise) induce, seek to induce or encourage any Person known by a Seller to be a customer or supplier of the Company, or any Subsidiary, at any time beginning December 1, 2006 and continuing for the five (5) year period, to divert or direct business away from the Company, or any Subsidiary.

(c)           For a period of five (5) years following the Closing, no Seller shall interfere with the employment relationship of the Buyer or the Company, or any Subsidiary, with Persons (other than Sellers) who are employees of the Company as of the Closing Date or were employees of the Company on December 1, 2006, including but not limited to, causing or helping another business or Person to hire, or solicit to hire, any such employees.

(d)           Sellers acknowledge that any violation of any of the restrictive covenants contained in this Section 2.6 would cause continuing and irreparable harm to the Buyer and the Company for which monetary damages would not be adequate compensation.  Each of the Sellers, therefore, agrees that, if a Seller violates or threatens to violate any of these restrictive covenants, the Buyer or the Company shall be entitled, in addition to any other legal or equitable remedies available to it, to entry of an injunction, temporary and permanent, enjoining such breach and securing specific performance of this Section 2.6 of this Agreement.  For purposes of enforcement of this Section 2.6 each of the Sellers consents and agrees to the venue and jurisdiction of the Hamilton County, Tennessee Chancery Court and or the Federal District Court of the Eastern District of Tennessee, (Chattanooga Division).

If a final judgment of a court determines that any term or provision contained in this Section 2.6 is invalid or unenforceable, then the parties agree that a court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This Section 2.6 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  Each of the Sellers acknowledges that (i) this Section 2.6 is reasonable and necessary to  protect and preserve the Buyer’s and Company’s legitimate business interests after the Closing and to prevent any unfair advantage being conferred on any of the Sellers, and (ii) Buyer would not have entered into this Agreement unless the Sellers agreed to be subject to all the restrictions set forth in this Section 2.6.  Each of the Sellers further acknowledges that such Seller has had the opportunity of consulting counsel of Seller’s choosing in the negotiation of this Agreement, including this Section 2.6, and that each Seller is voluntarily agreeing to this Section 2.6.

(e)           Notwithstanding this Section 2.6, the non-competition provisions of all employment agreements entered into by any of the Sellers pursuant to Section 7.4(a)(iv) shall supersede the non-competition requirements set forth in this Section 2.6.

2.7           Tax Covenants.

(a)           For a period of four years after the Closing Date, Buyer shall, and shall cause the Company to, retain, and neither destroy nor dispose of, all Tax Returns, books and records (including computer files) of, or with respect to, the activities of the Company for all taxable periods ending on or prior to the Closing Date and to make such books and records available to Sellers on a reasonable basis.

(b)           The Sellers shall be liable for any state or local sales, use or other transfer taxes imposed as a result of the sale and transfer of the Stock by the Sellers to the Buyer.

2.8           Sellers’ Cooperation.

The Sellers agree to promptly execute at the reasonable request of Buyer or the Company on or after the Closing Date any documents or materials related to the Contemplated Transactions, including, without limitation, information to auditors respecting the operations of the Company prior to the Closing Date, letters of authority on the Closing Date and signature cards and other materials evidencing authorized signatories of the bank accounts of the Company.

      2.9           Conditional Earn-Out.

Buyer shall pay the Sellers two (2) yearly, conditional earn-out payments of up to One Million Five Hundred Thousand Dollars ($1,500,000) each (the "Conditional Earn-Out") upon the terms and conditions below.

(a)           The Conditional Earn-Out for 2008 shall be conditioned upon the Company's earning or exceeding EBIT of Five Million Nine Hundred Sixty-two Thousand Dollars ($5,962,000) (the "2008 Target") in the calendar year 2008.  The Conditional Earn-Out for 2008 shall be prorated on a straight-line basis between an EBIT of Four Million Dollars ($4,000,000) and the 2008 Target.  If the Company has EBIT in 2008 of Four Million Dollars ($4,000,000), there shall be no Conditional Earn-Out payment for 2008.  If the Company has EBIT in 2008 of Four Million Nine Hundred Eighty-one Thousand Dollars ($4,981,000), the Conditional Earn-Out payment shall be Seven Hundred Fifty Thousand Dollars ($750,000).  If the Company has EBIT in 2008 equal to or greater than the 2008 Target, the Conditional Earn-Out payment shall be One Million Five Hundred Thousand Dollars ($1,500,000).  The Conditional Earn-Out for 2008 shall be payable on or before April 1, 2009.

(b)           The Conditional Earn-Out for 2009 shall be conditioned upon the Company's earning or exceeding EBIT of Eight Million Eight Hundred Twenty-two Thousand Dollars ($8,822,000) (the "2009 Target"), in the calendar year 2009.  The Conditional Earn-Out payment shall not be prorated in 2009.  The Conditional Earn-Out for 2009 shall be payable on or before April 1, 2010.

(c)           If the Company has EBIT in the aggregate equal to or greater than Fourteen Million Seven Hundred Eighty-four Thousand Dollars ($14,784,000) (the sum of the 2008 Target and the 2009 Target) for the calendar years 2008 and 2009, the Sellers shall receive a supplemental payment equal to Three Million Dollars ($3,000,000) less the sum of the Conditional Earn-Out paid for 2008 and the Conditional Earn-Out paid for 2009.  The supplemental payment is intended to provide to the Sellers the opportunity to overcome a shortfall of EBIT in either 2008 or 2009 based on the total EBIT for the two years taken together.  Such supplemental payment, if any, shall be due on or before April 1, 2010.

2.10           Release of Company by Sellers.

Effective at and (only) upon Closing, each Seller (each a “Releasing Party”) hereby irrevocably and unconditionally releases and forever discharges the Company and its respective successors and assigns (the “Released Parties”) from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever, including any claim by the Sellers against the Company for indemnification or for advances with respect to actions or omissions (or claims or allegations thereof) of Sellers prior to the Closing in their capacities as shareholders, officers, directors or employees of the Company (“Released Claims”), whether known or unknown and whether at law or in equity, arising from conduct occurring on or prior to the Closing Date, including without limitation any Released Claims relating to or arising out of such Seller’s ownership of Stock; provided that (i) nothing contained in this Section 2.10 shall release the Company from any of its post-Closing obligations and liabilities to a Releasing Party created under this Agreement or constitute a waiver of any claims that such Releasing Party may bring or have for indemnification by the Released Parties under Article 10 of this Agreement, and (ii) this release shall only relate to those claims arising from conduct or omissions occurring on or before the Closing.

2.11           Certain Employment Matters.

Nothing in this Section 2.11 or this Agreement shall create any rights for any employees of the Company (other than as Sellers), or of any Related Person thereof, and no employees of the Company (other than Sellers) shall be entitled to rely upon this Agreement for any purpose whatsoever.

2.12           Excluded Assets.

Prior to June 30, 2007, the Company shall assign all its right and transfer ownership in the items listed and described in Schedule 2.12 (the “Excluded Assets”) upon payment of the book value according to the April 28, 2007 Balance Sheet to A. Neil Peterson or Dale Peterson, as directed by Seller’s Representative.  The purchaser of such Excluded Assets  shall indemnify and hold the Buyer and the Company harmless after Closing against any Threatened claim, including any claim for taxes (including interest and penalties), arising out of or related to the transfer of the Excluded Assets.

2.13           Purchase of Certain Assets from Dale Peterson.

From funds advanced at the Closing by Buyer, the Company will purchase free and clear from Dale Peterson for cash at the Closing the items of equipment described in Schedule 2.13 (the “Dale Peterson Assets”).  The price of each of the Dale Peterson Assets shall be the fair market value as mutually agreed by Dale Peterson and Buyer.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

For purposes of this Article 3, and elsewhere in this Agreement as appropriate, representations and warranties concerning the Company shall apply with equal effect to the Company's Subsidiary, Peterson Pacific Corp.  The Sellers, jointly and severally, represent and warrant to Buyer and, on a post-Closing basis for the applicable survival period, to the Company, as follows:

3.1           Organization and Good Standing.

(a)           Schedule 3.1(a) contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation, jurisdictions in which it is authorized to do business, jurisdictions in which it is investigating whether it is conducting business, but is not yet authorized, and its capitalization (including the identity of each of the Shareholders and the number of shares of the Stock held by each).  The Company and its Subsidiary are corporations duly organized, validly existing, and in good standing under the laws of the state of Oregon, with full corporate power and authority to conduct their business as it is now being conducted, to own or use the properties and assets that each purports to own or use, and to perform all their obligations under Company Contracts.  Except as provided in Schedule 3.1(a) and subject to the investigation referred to above, the Company and its Subsidiary are duly qualified to do business as a foreign corporation and are in good standing under the laws of all states or other jurisdictions in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification.  As of the Closing Date, the Company shall be qualified to conduct business and be in good standing in all jurisdictions in which Company's actions require such qualification.

(b)           Sellers have delivered to Buyer copies of the Organizational Documents of the Company and its Subsidiary, as currently in effect.

3.2           Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of Sellers and the Company, enforceable against Sellers and the Company in accordance with its terms. Upon the execution and delivery by Sellers of the Sellers’ Closing Certificate, the Sellers’ Closing Certificate will constitute the legal, valid, and binding obligations of Sellers and the Company, enforceable against Sellers and the Company in accordance with their respective terms. Sellers and the Company have the absolute and unrestricted right, power, authority, and capacity to execute and deliver the Sellers’ Closing Certificate and to perform their respective obligations under the Sellers’ Closing Certificate.

(b)           Except as set forth in Schedule 3.2(b)-1 hereto, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)           contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company or (B) any resolution adopted by the board of directors or the  stockholders of the Company currently in effect;

          (ii)       contravene, conflict with, or result in a violation of, any Legal Requirement or any Order to which the Company or Sellers, or any of the assets owned or used by the Company or Sellers, may be subject;

         (iii)        contravene, conflict with, or result in a violation of any of the terms or requirements of, any Governmental  Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

       (iv)           contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Company Contract or any Contract (including without limitation any loan documents) to which the Company or any Seller is a party  or, to the Knowledge of either of the Sellers, to which any of their property is subject; or

(v)           result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth Schedule 3.2(b)-2 hereof, none of the Sellers nor the Company is or will be required to give any notice to or obtain any Consent from any Person, including without limitation, any owner or mortgage/lien holder in connection with the execution, delivery or performance of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3           Capitalization.

Schedule 3.1(a) hereto contains a complete and accurate list showing, for the Company with respect to its authorized equity securities, the number of shares of common stock and preferred stock, the par value, if any, per share, the number of shares issued and outstanding, and the shareholders of record.  Sellers are and will be on the Closing Date the record and beneficial owners and holders of all of the capital stock of the Company, free and clear of all Encumbrances. The stock certificates listed on Schedule 3.1(a) represent all of the outstanding shares of the capital stock of the Company.  All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, nor have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.4           Financial Statements.

(a)           Schedule 3.4 sets forth (i) the April 28, 2007 Balance Sheet, the balance sheets as of June 30, 2006 (the "2006 Balance Sheet"), June 30, 2005 (the “2005 Balance Sheet”) and June 30, 2004 (“2004 Balance Sheet”) of the Company (together with the notes thereto, the “Balance Sheets”) and (ii) the related statements of income and retained earnings, and statements of cash flows of the Company for the period ended April 28, 2007 and the fiscal years ended June 30, 2006, June 30, 2005 and June 30, 2004 (together with the Balance Sheets, collectively referred to herein as the “Financial Statements”).  The Financial Statements fairly present the financial position and results of operations and cash flows of the Company to which they relate as of the dates thereof and for the periods indicated (except as indicated in the notes thereto).

(b)           During the period covered by the Financial Statements and up to the date of this Agreement, the Company has conducted no business other than its current business.  All liabilities and obligations of the Company, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of such Financial Statements have been recorded in the balance sheets included in the Financial Statements or disclosed in notes to the Financial Statements.  Except as set forth in the notes to the Financial Statements or otherwise designated in the Financial Statements with respect to a Related Person of a Seller, the liabilities on the April 28, 2007 Balance Sheet consist solely of accrued obligations and liabilities incurred by the Company in the Ordinary Course of Business to persons that are not Related Persons of the Company.  Except as stated in Schedule 3.4(b), the statements of income included in the Financial Statements do not, for the periods designated therein, contain any material items of special or nonrecurring income or other income not earned, or omit any material item of expense incurred, in each case in the ordinary course of business except as expressly specified therein.  The Company has records that accurately and validly reflect its transactions and accounting controls sufficient to insure that (i) such transactions are in all material respects executed in accordance with its management’s general or specific authorization, (ii) such transactions are recorded as necessary to permit timely preparation of financial statements in conformity with GAAP, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)           All Indebtedness of the Company is disclosed in Schedule 3.4(c).  For purposes hereof, “Indebtedness” means, whether recourse is secured by or is otherwise available against all or only a portion of the Company’s assets, and whether or not contingent, (i) all obligations for borrowed money, whether current, funded, secured or unsecured, and every obligation of the Company evidenced by bonds, debentures, notes or similar instruments, (ii) all indebtedness of the Company for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iii) all indebtedness of the Company created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all indebtedness of the Company secured by a lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (v) all obligations under leases which have been or must be recorded as capital leases in respect of which the Company is liable as lessee, (vi) any liability of the Company in respect of banker’s acceptances or letters of credit, (vii) all interest, fees, including attorney fees, and other expenses owed with respect to the indebtedness referred to above, and (viii) all indebtedness referred to above which is directly or indirectly guaranteed by the Company or which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

(d)           Except (i) as reflected in the April 28, 2007 Balance Sheet and Liabilities incurred in the ordinary course of business (none of which is a Liability for breach of contract, violation of law, breach of warranty, tort or an infringement claim or lawsuit) for which neither accrual nor footnote disclosure is required under GAAP, (ii) for Liabilities incurred in the ordinary course of business consistent with past practice since the date of the April 28, 2007 Balance Sheet, (none of which is a Liability for breach of contract, breach of warranty, tort or an infringement claim or lawsuit), and (iii) otherwise undisclosed Liabilities set forth in Schedule 3.4(d), the Company has no material obligations or Liabilities of any nature.

(e)           The Company is in the process of evaluating its compliance with state sales tax requirements and is evaluating whether sales tax has been collected and paid in all states where taxes are required to be reported and paid.  The results of such study will be disclosed in Schedule 3.4(e), to be delivered to Buyer at least ten (10) days prior to the Closing.

3.5           Books and Records.

The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company contain in all material respects accurate records of all meetings of, and corporate action taken by, the stockholders, the board of directors, and committees of the board of directors of the Company, and no such meeting of stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.6           Title to Properties; Encumbrances.

Schedule 3.6 hereof contains a complete and accurate list of all real property leaseholds, or other realty interests owned by the Company. The Company does not own any fee simple interest in real estate or any options to acquire the same. Sellers and/or the Company have delivered or made available to Buyer copies of the leases and other instruments by which the Company holds real property interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Company and relating to such property or interests. The Company holds good title subject only to the matters permitted by the following sentence, in all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that presently are used in the operation of the business of the Company, including all of the properties and assets reflected in the April 28, 2007 Balance Sheet (except for personal property disposed of or acquired since the date of the April 28, 2007 Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the April 28, 2007 Balance Sheet (except for personal property acquired and sold since the date of the April 28, 2007 Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the April 28, 2007 Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the April 28, 2007 Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the April 28, 2007 Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

3.7           Ownership of Assets; Condition and Sufficiency of Assets.

(a)           Owned Assets.  The Company owns and has good title, without Encumbrance, to all of the assets currently used in conjunction with the operation of the Business, which assets are reflected in the April 28, 2007 Balance Sheet of the Company (the “Owned Assets”), except (i) as described on Schedule 3.17(a)(iii), and (ii) for the dispositions and acquisition of assets in the Ordinary Course of Business since April 28, 2007.

(b)           Condition and Sufficiency of Assets.  To the Knowledge of Sellers, the buildings, structures, and equipment used by the Company are structurally sound and in good operating condition and repair, and are adequate for the uses to which they are being put, and, to the Knowledge of the Sellers, none of such buildings, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

3.8           Accounts Receivable and Inventory.

(a)           All accounts receivable of the Company that are reflected on the April 28, 2007 Balance Sheet (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of the Company's business.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Effective Time current and collectible net of the respective reserves shown on the April 28, 2007 Balance Sheet (which reserves are adequate and calculated consistent with past practice). There is no contest, claim, or right of set-off, other than returns in the ordinary course of the Company’s business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.8(a) contains a complete and accurate list of all Accounts Receivable as of April 28, 2007, which list sets forth the aging of such Accounts Receivable.

(b)           All inventory of the Company, whether or not reflected in the April 28, 2007 Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business of the Company, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the April 28, 2007 Balance Sheet to net realizable value in the Balance Sheet or the April 28, 2007 Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories of the Company then in existence are reflected on the balance sheets prepared by the Company as of such date. The Company maintains all its inventories at the locations listed in Schedule 3.8(b) and none of such inventory is subject to any Encumbrance, except as set forth in Schedule 3.8(b). All inventories not written off have been priced at the lower of cost or market value on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the business of the Company.

3.9           Accounts Payable.

All accounts payable of the Company that are reflected on the April 28, 2007 Balance Sheet or on the accounting records of the Company as of the Closing Date represent, as of the respective dates thereof, valid obligations of the Company arising in the Ordinary Course of Business.  Schedule 3.9 contains a complete and accurate list of all accounts payable of the Company as of the date of the April 28, 2007 Balance Sheet.

3.10           No Undisclosed Liabilities.

Except as set forth in Schedule 3.4(e) and Schedule 3.10, the Company has no Liabilities or obligations of any nature except for Liabilities or obligations reflected in the April 28, 2007 Balance Sheet and current Liabilities incurred in the Ordinary Course of Business since the date thereof, none of which current Liabilities will have a Material Adverse Effect.

3.11           Taxes.

(a)           Except as set forth in Schedule 3.4(e), the Company has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to the Company pursuant to applicable Legal Requirements. Sellers have made available to Buyer copies of all such Tax Returns filed since June 30, 2002. The Company has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such taxes, if any, as are listed in Schedule 3.11(a) and are being contested in good faith and as to which adequate reserves have been provided in the April 28, 2007 Balance Sheet. The Company has been at all times a C Corporation for federal income tax purposes. The Company will not incur any tax liability under Section 1374 of the IRC as a result of the consummation of this Agreement and the Contemplated Transactions. The Company has not filed nor been subject to a Legal Requirement to file any Tax Returns with any Governmental Bodies outside the United States of America.

(b)           Schedule 3.11(b) contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 3.11(b), are being contested in good faith by appropriate proceedings. Schedule 3.11(b) describes all adjustments to the United States federal income Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since July 1, 2002, and the resulting deficiencies proposed by the IRS. Except as described in Schedule 3.11(b), no Seller nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of taxes of the Company or for which the Company may be liable.

(c)           The charges, accruals, and reserves with respect to taxes on the respective books of the Company are adequate.  There exists no proposed tax assessment against the Company except as disclosed in the April 28, 2007 Balance Sheet or in Schedule 3.11(c). No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All taxes that the Company are or were required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d)           All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. Since June 30, 2002, the Company has not filed, nor is it required by applicable law to file (except as disclosed in Schedule 3.11(d)), Tax Returns with respect to income, franchise or excise taxes (or similar taxes) in states of the United States or of any jurisdiction outside the United States other than the states or jurisdictions listed on Schedule 3.11(d).

3.12           No Material Adverse Change.

Since the date of the April 28, 2007 Balance Sheet, there has not been any material adverse change in the business, customer relations, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that could reasonably be expected to result in such a material adverse change other than general economic conditions).

3.13           Employees and Employee Benefit Plans.

(a)           Schedule 3.13(a) lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of the Company, whether legally binding or not, which affects one or more of its employees, including all “employee benefit plans” as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (collectively, the “Plans”).

(b)           For each Plan which is an “employee benefit plan” under Section 3(3) of ERISA, the Company delivered to the Buyer correct and complete copies of the plan documents, plan amendments, and summary plan descriptions, the determination letters or opinion letters received from the IRS, if any, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and funding agreements which implement each such Plan.

(c)           The Company has no commitment, whether formal or informal and whether legally binding or not, (i) to create any additional such Plan; (ii) to modify or change any such Plan; or (iii) to maintain for any period of time any such Plan.

(d)           Neither the Company nor any Plan nor any trustee, administrator, fiduciary or sponsor of any Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the IRC for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the IRC; all filings, reports and descriptions as to such Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, and Summary Annual Reports) required to have been made or distributed to participants, the IRS, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such Plans; such Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the IRC and Treasury Regulations promulgated thereunder; and each Plan is a qualified plan under Section 401(c) of the IRC.

(e)           The Company has performed all of its obligations under all Plans.  The Company, with respect to all Plans, are, and each Plan, is in compliance, in all material respects, with ERISA, the IRC, and other applicable Laws, and with any applicable collective bargaining agreement.

(f)           The consummation of the Contemplated Transactions will not: (i) result in the payment or series of payments by the Company to any employee or other Person of an “excess parachute payment” within the meaning of Section 280G of the IRC, nor (ii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation, severance bonus or other employee benefits under any Plan (including vacation and sick pay).

(g)           None of the Plans which are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in IRC Section 4980B(g) and ERISA Section 607.

(h)           Neither the Company nor any entity which would be treated as a single employer with the Company under IRC Section 414 (“ERISA Affiliate”) has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and the Company has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multiemployer plan as described under Sections 4201, 4203, or 4205 of ERISA.

(i)           Neither the Company nor any ERISA Affiliate maintains or contributes or ever has maintained or contributed to any Plan that is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the IRC.

3.14           Compliance With Legal Requirements; Governmental Authorizations.

(a)           Except as set forth in Schedule 3.14(a) hereof:

(i)           the Company is, and at all times has been, in full material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes or could reasonably be expected to result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, except for any one or more violations or failures which singularly or in the aggregate do not have or could not reasonably be expected to have a Material Adverse Effect or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)           the Company has not received at any time since July 1, 2002 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential material violation of, or failure to materially comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)           Schedule 3.14(b) hereof contains a complete and accurate list of each Governmental Authorization that is held by the Company or, to the extent necessary to enable the Company to operate their businesses in the manner presently conducted, by either of the Sellers. Each Governmental Authorization listed or required to be listed in Schedule 3.14(b) hereof is valid and in full force and effect.  Except as set forth in Schedule 3.14(b) hereof:

(i)           the Company is, and at all times since July 1, 2002 has been, in full material compliance with all of the material terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.14(b) hereof;

(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes or could reasonably be expected to result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.14(b) hereof, except for any one or more violations or failures which singularly or in the aggregate did not or will not have a Material Adverse Effect, or (B) could reasonably be expected to result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.14(b) hereof;

(iii)           none of the Company has received, at any time since July 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any material term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)           all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.14(b) hereof have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.14(b) hereof collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate their businesses  in the manner they currently conduct and operate such businesses and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

3.15           Legal Proceedings; Orders.

(a)           Schedule 3.15(a) hereof sets forth all pending Proceedings: (i) that have been commenced by or against the Company; or (ii) that have been commenced by or against any Sellers that relate to or could reasonably be expected to affect the business of, or any of the assets owned or used by, the Company; or (iii) that otherwise relate to or could reasonably be expected to affect the business of, or any of the assets owned or used by, the Company; or (iv) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

Schedule 3.15(a) describes for each such Proceeding the following information: (i) the style of the Proceeding, including the identification of all parties to such Proceeding, of the court or body claiming jurisdiction of such Proceeding, and of the number assigned to such Proceeding by such court or body; (ii) a summary of the issues/matters which are the subject of the Proceeding; (iii) the amount of damages or claims asserted by any party; (iv) the identification and telephone numbers of any attorneys of record respecting such Proceeding; and (v) a statement of the availability of insurance to cover any judgments and expenses incurred in connection therewith and any declared objection or reservation to such coverage; and (vi) the amount reserved on the books of the Company with respect to such Proceeding and an explanation of how the amount of such reserve was determined.

No other Proceeding has been Threatened, and, to the Knowledge of either the Sellers or the Company, except as set out on Schedule 3.15(a), no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any other Proceeding.  Sellers and the Company have made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.15(a) hereof.  To the best of Sellers' and Company's Knowledge, none of the Proceedings listed in Schedule 3.15(a) will have a Material Adverse Effect.

(b)           Except as set forth in Schedule 3.15(b) hereof:

(i)           there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

(ii)           no Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

(iii)           no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(c)           Except as set forth in Schedule 3.15(c) hereof:

(i)           the Company is, and at all times since July 1, 2002 has been, in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii)           no event has occurred or circumstance exists that constitutes or could reasonably be expected to result in (with or without notice or lapse of time) a material violation of or failure to materially comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

(iii)           none of the Sellers nor the Company has received, at any time since July 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by any the Company, is or has been subject.

3.16           Absence of Certain Changes and Events.

Except as set forth in Schedule 3.16 hereof, since July 1, 2005, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)           change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend, other distribution or payment in respect of shares of capital stock or any bonus compensation to the Sellers;

(b)           amendment to the Organizational Documents of the Company;

(c)           increase by the Company of any bonuses, salaries, distribution, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)           adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company; damage to or destruction or loss of any material asset or property of the Company, whether or not covered by insurance, which has resulted in a Material Adverse Effect;

(e)           entry (other than in the Ordinary Course of Business) into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction, the termination of which could reasonably be expected to have a Material Adverse Effect;

(f)           sale, lease, or other disposition of any material asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(g)           cancellation or waiver of any claims or rights with a value to the Company in excess of Five Thousand Dollars ($5,000.00);

(h)           change in the accounting methods used by the Company; or

(i)           agreement, whether oral or written, by any of Company or Sellers to do any of the foregoing.

3.17           Contracts; No Defaults.

(a)           Schedule 3.17(a)(i) through Schedule 3.17(a)(xiii) hereof set forth reasonably complete details concerning the Contracts described in this Section 3.17(a), including the parties to the Contracts, the dollar amount of the remaining commitment to or of the Company under the Contracts, the duration, a summarized description of any services to be provided by or to the Company, and the Company’s office where details relating to the Contracts are located. The Sellers and the Company have delivered or made available to Buyer true and complete copies of each of the Company Contracts or other documents listed in Schedules 3.17(a)(i) through 3.17(a)(xiii):

(i)           Each material Company Contract that involves performance of services or delivery of goods or materials to the Company is described and listed on Schedule 3.17(a)(i);

(ii)           Each Company Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of Five Thousand Dollars ($5,000) on an annualized basis is described and listed on Schedule 3.17(a)(ii);

(iii)           Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Company Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property is described and listed on Schedule 3.17(a)(iii);

(iv)           Each licensing agreement or other Company Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets is to be described and listed on Schedule 3.17(a)(iv);

(v)           Each employment agreement to which the Company is a party and any other Company Contract relating to the provision of services, and compensation therefor,

by any employee, agent, director, independent contractor, or consultant of the Company is described and listed on Schedule 3.17(a)(v); any collective bargaining agreement and other Company Contract to or with any labor union or other employee representative of a group of employees is described and listed on Schedule 3.17(a)(v);

(vi)           Each joint venture, partnership, and other Company Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person is described and listed on Schedule 3.17(a)(vi);

(vii)           Each Company Contract containing covenants that in any way purport to restrict the business activity of the Company or any Related Person of the Company or limit the freedom of the Company or any Related Person of the Company to engage in any line of business or to compete with any Person is described and listed on Schedule 3.17(a)(vii);

(viii)                      Each power of attorney that is currently effective and outstanding is described and listed on Schedule 3.17(a)(viii);

(ix)           Each Company Contract that contains or provides for an express undertaking by the Company to be responsible for consequential damages, is described and listed on Schedule 3.17(a)(ix);

(x)           Each Company Contract for capital expenditures in excess of $10,000 during any twelve month period is described and listed on Schedule 3.17(a)(x);

(xi)           Each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business is described and listed on Schedule 3.17(a)(xi);

(xii)           Each Company Contract evidencing the obligation of the Company to repay borrowed money, including any obligations as the maker or guarantor of a promissory note is described and listed on Schedule 3.17(a)(xii);

(xiii)                      Each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing Contracts is described and listed on Schedule 3.17(a)(xiii).

(b)           Except as set forth in Schedule 3.17(b) hereof:

(i)           no Seller has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the Business of, or any of the assets owned or used by, the Company; and

(ii)           no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the Business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(c)           Except as set forth in Schedule 3.17(c) hereof, each Contract identified or required to be identified in Schedule 3.17(a)(i) through Schedule 3.17(a)(xiii) hereof is in full force and effect and is valid and enforceable in accordance with its terms.

(d)           Except as set forth in Schedule 3.17(d) hereof:

(i)           the Company is, and at all times since July 1, 2002 has been, in  compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company are or were bound, except for any non-compliance which did not have or will not have a Material Adverse Effect;

(ii)           to the Knowledge of Sellers and the Company, each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since July 1, 2002 has been, in  compliance in compliance with all applicable terms and requirements of such Contract, except for any non-compliance which did not have or will not have a Material Adverse Effect;

(iii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) contravenes, conflicts with, or could reasonably be expected to result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable  Contract; and

(iv)           the Company has not given to or received from any other Person, at any time since July 1, 2002, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation, breach or default under, any Contract.

(e)           There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

3.18           Insurance.

(a)           The Company has delivered to Buyer, and provided a reasonable summarized description thereof on Schedule 3.18(a) hereof:

(i)           true and complete copies of all policies of insurance to which the Company are a party or under which the Company, or any director of the Company, in such director’s capacity as a director, are or were covered at or after July 1, 2005;

          (ii)           true and complete copies of all pending applications for policies of insurance; and

(iii)           any statement by the auditor of the Company’s Financial Statements with regard to the adequacy of the Company's insurance coverage or of the reserves for claims.

(b)           Schedule 3.18(b) hereof describes:

(i)           any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

(ii)           any contract or arrangement, other than a policy of insurance, entered into for the purpose of transferring or sharing of any risk by the Company; and

(iii)           all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)           Schedule 3.18(c) hereof sets forth, for the period beginning July 1, 2003:

(i)           a summary of the loss experience under each such policy;

(ii)           a statement describing each claim or series of claims under any single insurance policy for amounts in excess of $5,000, which sets forth:

(1)           the name of the claimant;

(2)           a description of the policy by insurer, type of insurance, and period of coverage; and

(3)           the amount and a brief description of the claim; and

(iii)           a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)           Except as set forth on Schedule 3.18(d) hereof:

(i)           All such policies to which the Company are a party or that provide coverage to any Seller, the Company, or any director or officer of the Company:

(1)           are valid, outstanding, and enforceable;

(2)           are issued by an insurer that is, to the Knowledge of Sellers, financially sound and reputable;

(3)           taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company;

              (4)           are sufficient for compliance with all Legal Requirements and Contracts to which the Company are a party or by which any of them is bound;

(5)           are not cancelable by the insurer as a result of the consummation of the Contemplated Transactions; and

(6)           do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(ii)           The Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)           The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or any director thereof.

(iv)           The Company has given notice to the insurer of all claims that may be insured thereby.

3.19           Environmental Matters.

Except as set forth in Schedule 3.19, hereof:

(a)           The Company is, and at all times has been, in material compliance with, and has not been and is not in violation, in any material respects, of or liable under in any material financial amounts, any Environmental Law. No Seller nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct the Company is or may reasonably be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any property, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any properties or assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest (singularly, a “Property Interest” and, collectively, the “Property Interests”), or with respect to any Property Interests at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)           There are no pending or, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any Property Interests.

(c)           No Seller nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Property Interests, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)           No Seller nor the Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to any Property Interests, or at any property geologically or hydrologically adjoining any such property or assets.

(e)           There are no Hazardous Materials present on or in the Environment at any Property Interests, or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such properties or such adjoining property, or incorporated into any structure therein or thereon. No Seller, none of the Company, any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Property Interests except in full compliance with all applicable Environmental Laws.

(f)           There has been no Release or Threat of Release of any Hazardous Materials at or from any Property Interests, or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Property Interests, or any geologically or hydrologically adjoining property, whether by Sellers, the Company, or any other Person.

(g)           Sellers and the Company have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Property Interests, or concerning compliance by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.20           Employees.

(a)           Schedule 3.20(a) hereof contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since July 1, 2006; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the pension, retirement, profit-sharing, thrift savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan of the Company.

(b)           No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any  such employee or director. No Seller nor the Company has Knowledge that any director, officer, or other key employee of the Company intends to terminate his or her employment with the Company.

(c)           Schedule 3.20(c) hereof also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

3.21           Labor Relations; Compliance.

Since July 1, 2002, except as disclosed in Schedule 3.17(a)(v), hereto, none of the Company has been and none is now a party to any collective bargaining or other labor Contract. Since July 1, 2002, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or their premises, or (c) any application for certification of a collective bargaining agent. To the Knowledge of either of the Sellers, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all material respects with all material Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company are not liable for the payment of any material compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22           Intellectual Property & Intangible Assets.

(a)           Intellectual Property Assets—The term “Intellectual Property Assets” includes:

(i)           the name “Peterson Pacific Corp.,” "Peterson, Inc.," and all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

(ii)           all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)           all copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)           all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”) owned, used, or licensed by the Company as licensee or licensor.

(b)           Agreements—Schedule 3.22(b) contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets and all covenants not to compete to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which the Company is the licensee. There are no outstanding and, to the Knowledge of either of the Sellers, no Threatened disputes or disagreements with respect to any such agreement.

(c)           Know-How Necessary for the Business

(i)           The Intellectual Property Assets are all those reasonably necessary for the operation of the Company’s business as it is currently conducted.  The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets applicable to its business, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(ii)           Except as set forth in Schedule 3.22(c)(ii), no employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning the employee’s work to anyone other than the Company.

(d)           Trademarks and Copyrights

(i)           Schedule 3.22(d)(i) contains a complete and accurate list and summary description of all Copyrights and Marks of the Company.

(ii)           None of the subject matter of any of the Copyrights or Marks infringes or is alleged to infringe any copyright protected Mark of any third party or is a derivative work based on the work of a third party.

(e)           Trade Secrets—The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

3.23           Certain Payments.

Other than reasonable marketing practices in the ordinary course of business, since July 1, 2002, neither the Company nor any director, officer, agent, or employee of the Company, or any other Person acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.24           Disclosure.

No representation or warranty of Sellers in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

3.25           Relations with Related Persons.

Except for this Agreement (respecting the contemplated post-Closing obligations of the Company as the successor to the Buyer) and as set forth in Schedule 3.25, no Seller or any Related Person of any of the Sellers is a party to any Contract with, or has any claim or right against, the Company.

3.26           Brokers or Finders.

Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1           Organization and Good Standing.

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee.

4.2           Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Buyer’s Closing Certificate, the Buyer’s Closing Certificate will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Certificate and to perform its obligations under this Agreement and the Buyer’s Closing Certificate.

(b)           Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)           contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer;

(ii)           contravene, conflict with, or result in a violation of, any Legal Requirement or any Order to which Buyer , or any of the assets owned or used by either Buyer , may be subject;

(iii)           contravene, conflict with, or result in a violation of any of the terms or requirements of, any Governmental Authorization that is held by Buyer or that otherwise relates to the business of, or any of the assets owned or used by, Buyer;

(iv)           contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract (including without limitation any loan documents) to which Buyer is a party or, to the Knowledge of Buyer, to which any of its property is subject; or

(v)           result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by either Buyer.

4.3           Certain Proceedings.

There is no pending or Threatened Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

4.4           Brokers or Finders.

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

ARTICLE 5

COVENANTS OF SELLERS AND THE COMPANY PRIOR TO CLOSING DATE

5.1           Required Approvals.

As promptly as practicable after the date of this Agreement, Sellers and the Company will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers and the Company will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all Consents identified in Schedule 4.2.

5.2           Company’s and Sellers’ Approval.

Sellers and the Company shall as soon as practicable after the date of this Agreement take any necessary action, whether as a shareholder, officer, director or otherwise, to vote upon and approve this Agreement and the Contemplated Transactions.

5.3           Current Information.

During the period from the date of this Agreement to the Closing Date, the Sellers and the Company shall cause one or more of their representatives to confer on a regular and frequent basis with representatives of Buyer to report on the general status of the Company’s ongoing operations. Sellers and the Company shall promptly notify Buyer of any material change in the normal course of the business of the Company or in the operation of its properties of the Company and of any governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Sellers or the Company, and will keep Buyer fully informed with respect to such events.

5.4           No Negotiation.

Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will not permit the Company or any of their Representatives to, directly or indirectly solicit, initiate, respond to or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

5.5           Operations Prior to Closing Date.

In addition to any other express obligation under this Agreement, between the date of this Agreement and the Closing Date, the Company will, and the Sellers shall cause the Company to:

(a)           conduct the Business of the Company only in the Ordinary Course of Business;

(b)           use their Best Efforts to keep available the services of the current officers, employees, and agents of the Company and maintain the relations and good will with suppliers, customers, creditors, employees, agents, and others having business relationships with the Company.

During the period from the date hereof to and including the Closing Date, except as expressly contemplated hereby, without the prior written consent of Buyer, the Company will not:

(a)           incur any liability or obligation of any material nature (whether accrued, absolute, contingent or otherwise), except in the Ordinary Course of Business;

(b)           permit any of its assets to be subjected to any Encumbrance;

(c)           sell, transfer or otherwise dispose of any assets except in the Ordinary Course of Business;

(d)           make any capital expenditure or commitment therefor, except in the Ordinary Course of Business but in no event in excess of $100,000 in the aggregate, except for the purchase of certain processing equipment approved by Buyer;

(e)           redeem, purchase, otherwise acquire, or issue any shares of its capital stock or grant any option, warrant or other right to purchase or acquire any such shares, or declare or pay any dividend, make or pay any other distribution or payment in respect of shares of capital stock;

(f)           borrow money or make any loan to any Person;

(g)           write off as uncollectible any note or accounts receivable, except write-offs in the Ordinary Course of Business charged to applicable reserves, none of which  individually or in the aggregate is material to the Company;

(h)           grant any increase in the rate of wages, salaries, bonuses or other remuneration of any officer or non-hourly paid employee of the Company or, except in the Ordinary Course of Business, grant any increase in the wages of any hourly-paid employees;

(i)           cancel or waive any claims or rights of substantial value;

      (j)           make any change in any method of accounting or auditing practice except changes approved by Buyer;

(k)           other than in the Ordinary Course of Business and limited to the hiring of at-will employees only, hire any additional or replacement employees or engage additional or replacement independent contractors;

(l)           enter into any modification of any Contracts except in the Ordinary Course of Business;

(m)           agree, whether or not in writing, to do any of the foregoing;

(n)           cause the Sellers or the Company to, without the prior consent of Buyer, to take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 would be likely to occur.

5.6           Miscellaneous Agreements and Consents.

The Sellers and the Company shall use their Best Efforts to: (a) satisfy all the conditions precedent to their own and all other parties’ obligations hereunder; (b) obtain Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement; and (c) remove any condition or state of facts pertaining to any of them or their respective subsidiaries, as applicable, that otherwise would make consummation of the transactions contemplated hereby a violation of applicable law or a breach of a Contract (including any Company Services Agreement) to which the Company or any Seller is a party. The Sellers and the Company agree promptly to execute at the reasonable request of Buyer before, on or after the Closing Date any documents or materials reasonably necessary to effect the transactions contemplated by this Agreement, including, without limitation, information to auditors respecting the operations of the Company prior to the Closing Date, letters of authority on the Closing Date and signature cards and other materials evidencing the transfer of the bank accounts of the Company.

5.7           Access and Investigation; Deliveries.

Between the date of this Agreement and the Closing Date, Sellers and the Company shall:

(a)           afford Buyer and its Representatives and advisors (collectively, “Buyer’s Advisors”) full and free access to the Company’ personnel, facilities and to Company Contracts, books and records, and other documents and data;

(b)           shall promptly deliver to Buyer any Company Contracts, documents, financial statements, instruments and any other information which are created after the date of this Agreement (or was otherwise unavailable to or unknown to any Seller or Sellers' Company as of the date of this Agreement) that would have been required by the terms of this Agreement to be delivered to Buyer by any Seller or the Company if such Company Contract, document, financial statements, instruments or other information had been available to or known to either of the Sellers or the Company as of the date of this Agreement, and Sellers shall describe on a series of Schedules 5.7(b), each of which shall be separately dated as of the date of delivery to Buyer, the identification of the Company Contract, document, financial statements, instruments or other information delivered in accordance with this Section 5.7 to the same extent as would be required by an applicable Schedule to this Agreement if such Company Contract, document, financial statements, instruments or other information had been available to or known to either of the Sellers or the Company as of the date of this Agreement;

(c)           promptly deliver to Buyer copies of all such Contracts, books and records, and other existing documents and data as Buyer may reasonably request;

(d)           promptly deliver to Buyer and Buyer’s Advisors such additional financial, operating, and other data and information as Buyer may reasonably request; and

(e)           deliver to Buyer no later than the twentieth day following each calendar month end, an unaudited balance sheet of the Company as at such calendar month end (a “Pre-Closing Monthly Balance Sheet”) and (B) an unaudited statement of income of the Company for such calendar month and for the period from July 1, 2006 through the end of the calendar month for the statement of income for each calendar month of 2007 (each, a “Pre-Closing Monthly Income Statement”) (collectively, the Pre-Closing Monthly Balance Sheets and the Pre-Closing Monthly Income Statements are the “Pre-Closing Monthly Financial Statements”). The Pre-Closing Monthly Financial Statements shall be prepared in conformity with GAAP applied on a consistent basis and shall fairly present the financial position and results of operations of the Company to which they relate as of the dates thereof and for the periods indicated (except as indicated in the notes thereto), subject to normal audit adjustments and the absence of certain footnote disclosure required by GAAP.

5.8           Notification.

Between the date of this Agreement and the Closing Date, each of the Sellers will promptly notify Buyer in writing if either of the Sellers or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of representations and warranties of Sellers as of the date of this Agreement, or if any Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in any representations or warranties of any Seller or of the Company herein if this Agreement were dated the date of the occurrence or discovery of any such fact or condition, the Sellers will promptly deliver to Buyer written notice specifying such change (a “Modification Notice”). During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

ARTICLE 6

COVENANTS OF BUYER PRIOR TO CLOSING DATE

Buyer shall, as promptly as practicable after the date of this Agreement until and through the Closing or the termination of this Agreement in accordance with Article 9, use its Best Efforts to: (a) satisfy all the conditions precedent to its own obligations hereunder; (b) obtain Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement; (c) cooperate with Sellers in obtaining all consents identified in Section 3.2; (d) cooperate with Sellers in the Sellers’ efforts to satisfy all the conditions precedent to the Sellers’ obligations hereunder; and (e) remove any condition or state of facts pertaining to Buyer that otherwise would make consummation of the transactions contemplated hereby a violation of applicable law or a breach of a Contract to which Buyer is a party.

ARTICLE 7

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Stock and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1           Accuracy of Representations.

All of the representations and warranties of the Sellers in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate as of the Closing Date as if made on the Closing Date, without giving effect to any Modification Notice.

7.2           Performance.

(a)           All of the covenants and obligations that Sellers and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with.

(b)           Each document required to be delivered pursuant to Section 2.4 must have been delivered.

(c)           All of the agreements, other documents or certificates, or actions required to be entered into, delivered and/or taken at or prior to the Closing in accordance with Section 2 hereof, including actions or deliveries of Persons not a party hereto, shall have been entered into, delivered and or taken, as applicable.

     7.3           Consents.

Each of the Consents identified or required to be identified pursuant to Section 3.2 must have been obtained and must be in full force and effect.

7.4           Additional Documents; Due Diligence Investigation; Certain Payables.

(a)           Each of the following documents must have been delivered to Buyer:

(i)           an opinion of Sellers' Counsel dated the Closing Date, in a form mutually agreed upon by the parties;

(ii)           such other documents as Buyer may reasonably request for the purpose of (A) enabling its counsel to provide the opinion referred to in Section 8.4(a), (B) evidencing the accuracy of any of Sellers’ representations and warranties, (C) evidencing the performance by each Seller of, or the compliance by each Seller with, any covenant or obligation required to be performed or complied with by such Seller, or (D) evidencing the satisfaction of any condition referred to in this Section 7;

(iii)           a fully executed real estate purchase agreement for all of the real estate and improvements used by and related to the Company (the "Property") in form satisfactory to the Buyer; and

(iv)           fully executed and enforceable employment and non-competition agreements between the Company and Neil Peterson and Larry Cumming, in form satisfactory to Buyer.

(b)           Sellers and the Company shall have granted Buyer full access to the Company’s assets and operations in accordance with this Agreement for the purpose of conducting a due diligence examination thereof, and the results of said due diligence examination shall have been fully satisfactory to Buyer.

(c)           The Sellers and all Related Parties of the Sellers, and of the Company, shall have paid in full without discount or compromise all accounts payable or notes payable owed by any of them to the Company.

7.5           No Proceedings.

There must not have been commenced or Threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any bona fide challenge to, or seeking material damages or other relief in connection with, any of the Contemplated Transactions, or (b) that could reasonably be expected have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6           No Claim Regarding Stock Ownership or Sale Proceeds.

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Stock.

ARTICLE 8

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to sell the Stock and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

8.1           Accuracy of Representations.

All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2           Buyer’s Performance.

(a)           All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)           Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the Cash Payment required to be made by Buyer pursuant to Section 2.4(b)(i).

(c)           All of the agreements, other documents or certificates, or actions required to be entered into, delivered and/or taken at or prior to the Closing in accordance with  Section 2 hereof, including actions or deliveries of Persons not a party hereto, shall have been entered into, delivered and or taken, as applicable.

8.3           Consents.

Each of the Consents identified in Schedule 3.2 hereof must have been obtained and must be in full force and effect.

8.4           Additional Documents.

Buyer must have caused the following documents to be delivered to Sellers:

(a)           an opinion of Chambliss, Bahner & Stophel, P.C. dated the Closing Date, in the form mutually agreed upon by the parties; and

(b)           such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.5           No Injunction.

There must not have been commenced or Threatened against Sellers, or against any Related Person of a Seller, any Proceeding (a) involving any bona fide challenge to, or seeking material damages or other relief in connection with, any of the Contemplated Transactions, or (b) that could reasonably be expected have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

ARTICLE 9

TERMINATION

9.1           Termination Events.

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)           by either Buyer or the Sellers’ Representative if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b)           (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

(c)           by mutual consent of Buyer and Sellers’ Representative; or

      (d)           by either Buyer or the Sellers’ Representative if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 31, 2007, or such later date as the parties may agree upon.

9.2           Effect of Termination.

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the rights and obligations in Article 11 other than in Section 11.6) will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 10

INDEMNIFICATION; REMEDIES

10.1           Survival; Right to Indemnification Not Affected By Knowledge.

All representations and warranties in this Agreement and in any certificate or document delivered pursuant to this Agreement will survive the Closing until (and including) the third (annual) anniversary of the Closing Date, except as otherwise provided below.

(a)           The representations and warranties of Sellers contained in the following Sections of this Agreement shall survive until the applicable statute of limitations:

3.11; 3.13; and 3.19

(b)           The representations and warranties of Sellers contained in the following Sections of this Agreement shall survive six (6) years after the Closing Date:

3.1(a); 3.2(a); and 3.3

(c)           The representations and warranties of Buyer contained in Section 4.2(a) of this Agreement shall indefinitely survive the Closing Date.

Providedfurther that, if prior to the expiration of the survival period with respect to any claim for indemnity hereunder, the indemnifying parties shall have been notified of such claim and such claim shall not have been finally resolved before the expiration of such survival period, any representation, warranty, covenant or agreement that is the basis for such claim shall continue to survive as to such claim and shall remain a basis for indemnity as to such claim until such claim is finally resolved. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2           Indemnification and Payment of Damages by Sellers.

The Sellers will, jointly and severally, indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and Related Persons (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees incurred after Closing) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)           any Breach of any representation or warranty made by any of the Sellers in this Agreement, the Modification Notices or any other certificate or document delivered by either of the Sellers or the Company pursuant to this Agreement;

(b)           any Breach of any representation or warranty made by any of the Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any Modification Notice;

(c)           any Breach by any of the Sellers of any covenant or obligation of such Seller in this Agreement;

(d)           any liabilities or obligations of the Company of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) accruing, occurring, arising or related to the period on or prior to the Closing Date, except for (i) liabilities or obligations reflected or reserved against in the April 28, 2007 Balance Sheet or for trade payables, or (ii) accrued employees’ wages and other benefits incurred after the date of the April 28, 2007 Balance Sheet in the Ordinary Course of Business of the same type as reflected on such April 28, 2007 Balance Sheet, or (iii)  claims for Damages arising directly or indirectly from or in connection with any product shipped by the Company, or (iv) any other potential liabilities listed in Schedule 10.2(d).

(e)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either of the Sellers or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

To the extent such Damages are covered by applicable insurance policies, including insurance policies which become effective on or after the Closing Date, Sellers shall be excused from their duty to indemnify.  To the extent Sellers are excused from a duty to indemnify solely because the Damages are covered by applicable insurance policies, the parties hereby waive any subrogation rights which their respective insurance carriers may have against Sellers under this Section 10.2.  Rather, the Sellers shall be considered to be additional insureds.

The indemnification obligations of the Sellers pursuant to Section 10.2(d) and (e) exist regardless of whether such obligations may also arise as a Breach under Section 10.2(a), (b) or (c) above.

10.3           Indemnification and Payment of Damages by Buyer.

Buyer will indemnify and hold harmless Sellers and their respective Representatives and Related Persons (collectively, the "Sellers' Indemnified Persons") for, and will pay to the Sellers' Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any product shipped by, or any services provided by, the Company on or after the Closing Date, except to the extent such Damages are covered by applicable insurance policies, or (d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.4           Indemnity Limitations—Sellers.

The Sellers will have no liability (for indemnification or otherwise) under Section 10.2 until the total of all Damages with respect to such matters exceeds Five Hundred Thousand Dollars ($500,000). Notwithstanding the foregoing limitation, this Section 10.4 shall not apply to: (i)  any Breach by Sellers of the representations or warranties of Sections 3.1(a); 3.2(a); or 3.3 hereof; (ii) any covenant or obligations of Sellers under this Agreement to be performed after the Closing Date, including the covenants of Section 2.5; or (iii) any Breach by any Seller of any of Sellers’ representations and warranties of which a Seller had actual Knowledge at or prior to the Closing; or (iv) any knowing and intentional Breach by any of the Sellers of any covenant or obligation of a Seller under this Agreement.

10.5           Indemnity Limitations—Buyer.

Buyer will have no liability (for indemnification or otherwise) under Section 10.3 until the total of all Damages with respect to such matters exceeds Five Hundred Thousand Dollars ($500,000).  Notwithstanding the foregoing limitation, this Section 10.5 shall not apply to: (i) any Breach by Buyer of the representations or warranties of Sections 4.1; or 4.2 hereof; (ii) any covenant or obligations of Buyer under this Agreement to be performed after the Closing Date; or (iii) any Breach by Buyer of any of Buyer’s representations and warranties of which Buyer had actual Knowledge at or prior to the Closing; or (iv) any knowing and intentional Breach by Buyer of any its covenants or obligations of this Agreement.

      10.6           Procedure for Indemnification—Third Party Claims.

(a)           Promptly after receipt by an Indemnified Person under Sections 10.2, or 10.3 of notice of the commencement of any Proceeding against it, such Indemnified Person will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b)           If any Proceeding referred to in Section 10.6(a) is brought against an Indemnified Person and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person and, after notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within thirty days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

(c)           Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

      (d)           Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

10.7           Procedure for Indemnification—Other Claims.

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.8           Treatment of Indemnification Payment.

If Buyer or any Seller makes any payment to an Indemnified Person pursuant to this Article 10, then such amount shall be treated as an adjustment to the Purchase Price.

ARTICLE 11

GENERAL PROVISIONS

11.1           Expenses.

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2           Confidentiality/Public Announcement.

Between the date of this Agreement and the Closing Date, Buyer, Sellers and the Company will maintain in confidence, and will cause the directors, officers, employees, agents, advisors and Related Persons of Buyer, Sellers and the Company to maintain in confidence, any confidential or proprietary information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is necessary or appropriate in connection with legal proceedings.

Provided, however, that Buyer may make such disclosure of the Contemplated Transactions and this Agreement as Buyer, in its discretion, determines is necessary to comply with Federal and state securities laws and regulations.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

The Sellers acknowledge that certain of the terms and conditions of this Agreement contain important confidential information the disclosure of which could result in a  competitive disadvantage to Buyer. Accordingly, each Seller agrees never to disclose, whether before or after a Closing, to any Person the terms and provisions of this Agreement except (a) to his legal or tax advisors, (b) to senior officers of the Company identified to the Buyer, (c) when disclosure of such information is required in connection with legal proceedings, (d) to other Sellers, or (e) with the prior written consent of Buyer.

11.3           Notices.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth within Section 11.4 (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties). Notice to any and all Sellers shall be deemed to have been given when notice is given to Sellers’ Representative.

Buyer	F. McKamy Hall, CPA Vice President, Chief Financial Officer and Treasurer Astec Industries, Inc. 1725 Shepherd Road Chattanooga, TN 37421 Fax: (423) 899-4456 Email: mhall@astecindustries.com

with a copy to:	Chambliss, Bahner & Stophel, P.C. 1000 Tallan Building Two Union Square Chattanooga, TN 37402 Attn: E. Stephen Jett Fax: 423-508-1229 Email: sjett@cbslawfirm.com

Company (Pre-Closing):	A. Neil Peterson Peterson Pacific Corp. 29408 Airport Road Eugene, OR 97402 Fax: 541-689-0804 Email: neilp@petersoncorp.com

Sellers' Representative:	A. Neil Peterson 34794 Matthews Road Eugene, OR 97405-8617 Fax: Email:

With a copy to	Luvaas Cobb 777 High Street, Suite 300 P.O. Box 10747 Eugene, OR 97440-2747 Attn: Varner Jay Johns III Fax: 541-343-1206 Email: vjohns@luvaascobb.com

11.4           Jurisdiction.

Subject to the terms of Section 11.2, any action or proceeding seeking to enforce any provision hereof, or based on any right arising out of, this Agreement may be brought against any of the parties in the Chancery or Circuits Courts of Hamilton County, Tennessee, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Tennessee, Chattanooga Division, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.5           Further Assurances.

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.6           Waiver.

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of  the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.7           Entire Agreement and Modification.

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent among Buyer, the Company and Sellers dated December 1, 2006, as amended) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.8           Assignments, Successors, And No Third-Party Rights.

(a)           Neither Buyer nor either of the Sellers may assign any of its, his or her rights under this Agreement without the prior consent of Buyer and the Sellers’ Representative, as applicable, except that Buyer may assign any of its rights (but not its obligations) under this Agreement to any Related Person of Astec Industries, Inc. and Buyer and Sellers may, at or subsequent to the Closing, collaterally assign or grant a security interest in their respective rights hereunder to their respective secured lenders, if any.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Sellers acknowledge that Buyer intends, relatively shortly following the Closing, to cause Buyer and the Company to merge with the Company being the survivor, with the result that post-Closing the Company shall be the successor of Buyer and all obligations and rights of Buyer under this Agreement shall become the obligations and rights of the Company.

(b)           Nothing expressed or referred to in this Agreement will be construed to give any Person (including employees of the Company who are not parties to this Agreement or permitted assignees) other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

11.9           Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.10                      Sellers’ Representative.

(a)           The Sellers hereby appoint A. Neil Peterson (the “Sellers’ Representative”) as their attorney-in-fact with full power on their behalf to perform any and all acts necessary or appropriate in connection with this Agreement or any Ancillary Agreement, including, without limitation:

(i)           disbursing among the Sellers the Purchase money, Conditional Earn-Out payments, and any other payments paid to Sellers under this Agreement or in connection with the Contemplated Transactions;

(ii)           making, granting or withholding any approvals, consents or determinations which may or could be made by the Sellers under this Agreement whether before, at or after the Closing, including the waiving of any conditions to the Sellers’ obligations under Article 8 hereunder to close or negotiating and agreeing to terms and conditions of any indemnification rights or obligations asserted by or against the Sellers under Article 10; and

(iii)           making, executing, acknowledging and delivering all such other agreements, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings and, in general, doing any and all things and taking any and all action that the Sellers’ Representative, in such Person’s sole and absolute discretion, may consider necessary, proper or convenient in connection with or to carry out the activities described in clause (i) above and the transactions contemplated by this Agreement and the Contemplated Transactions.

(b)           The Sellers’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other agreement signed or authorized by the Sellers’ Representative on any Seller’s behalf.

(c)           The Sellers’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to them, or any one of them, by any Seller or the Buyer, or any other evidence deemed by the Sellers’ Representative to be reliable, and the Sellers’ Representative shall be entitled to act on the advice of counsel selected by them.  The Sellers’ Representative shall be fully justified in failing or refusing to take any action under this Agreement or any other agreement signed or authorized by the Sellers’ Representative on the behalf of any Seller, unless they or any one of them shall have received such advice or concurrence of the Sellers as they deem appropriate or they shall have been expressly indemnified to their satisfaction by the Sellers against any and all liability and expense that the Sellers’ Representative may incur by reason of taking or continuing to take any such action.  The Sellers’ Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement or any other agreement signed or authorized by such persons on the behalf of any Seller, in reliance upon the powers granted hereunder, and any statements furnished to them, or any one of them, by any Seller or the Buyer or any other evidence deemed by the Sellers’ Representative to be reliable, and any action taken or failure to act pursuant thereto, shall be binding upon all of the Sellers.

11.11                      Section Headings; Construction.

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The parties, in acknowledgement that all of them have been represented by counsel and that this Agreement has been carefully negotiated, agree that the construction and interpretation of this Agreement and other documents entered into in connection herewith shall be construed neutrally in accordance with their plain meaning; and the construction and interpretation thereof shall not be affected by the identity of the party or parties under whose direction or at whose expense this Agreement and such documents were prepared or drafted.

11.12                      Governing Law.

This Agreement will be governed by the laws of the State of Tennessee without regard to conflicts of laws principles.

11.13                      Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Asset Purchase Agreement as of the date first written above.

COMPANY:	BUYER:

PETERSON, INC.	ASTEC INDUSTRIES, INC.
By:/s/ A Neil Peterson	By:/s/ J. Don Brock

Title:President	Title:Chairman, CEO

SELLERS:

/s/ A. Neil Peterson A. Neil Peterson	/s/ Dale Peterson Dale Peterson

/s/ Linda Peterson Linda Peterson	/s/ Cody D. Peterson Cody Peterson

/s/ A. Neil Peterson Scot Peterson by A. Neil Peterson as Attorney-in-Fact	/s/ Leslie Peterson Leslie Peterson

/s/ Cody D. Peterson Cody Peterson, as Custodian under the Uniform Gifts to Minors Act for the benefit of Caleb Peterson	/s/ Cody D. Peterson Cody Peterson, as Custodian under the Uniform Gifts to Minors Act for the benefit of Sage Peterson

/s/ A. Neil Peterson Paul Reinhart by A. Neil Peterson as Attorney-in-Fact	/s/ A. Neil Peterson Steve Reinhart by A. Neil Peterson as Attorney-in-Fact

[SIGNATURES CONTINUED ON NEXT PAGE]

/s/ Larry Cumming Larry Cumming	/s/ A. Neil Peterson Jane Wright by A. Neil Peterson as Attorney-in-Fact

/s/ A. Neil Peterson Pam Arivett by A. Neil Peterson as Attorney-in-Fact	/s/ A. Neil Peterson Charlotte Kellogg by A. Neil Peterson as Attorney-in-Fact

/s/ A. Neil Peterson A. Neil Peterson, Trustee /s/ Linda Peterson Linda Peterson, Trustee Trustees of the Neil and Linda Peterson Charitable Remainder Unitrust dated June 8, 2007